Exhibit 99.1

Ducommun Incorporated press release issued April 29, 2003 regarding first quarter 2003 results

Exhibit 99.1

CONTACT:	Joseph C. Berenato Chairman, President and Chief Executive Officer (562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE FIRST QUARTER 2003

LOS ANGELES, California (April 29, 2003)—Ducommun Incorporated (NYSE:DCO) today reported results for the first quarter ended April 5, 2003.

Sales for the first quarter of 2003 were $55.0 million, compared to $54.6 million for the first quarter of 2002. Net income for the first quarter of 2003 was $3.1 million, or $0.31 per diluted share, compared to net income of $1.2 million, or $0.13 per diluted share, for the comparable period last year. Net income for the first quarter of 2002 included a non-cash after-tax charge of $2.3 million, or $0.24 per diluted share, and an after-tax loss of $0.2 million or $0.02 per diluted share, from a discontinued operation which was sold in October 2002.

The Company’s mix of business in the first quarter of 2003 was approximately 65% military, 31% commercial and 4% space, compared to 52% military, 43% commercial and 5% space in the first quarter of 2002.

Joseph C. Berenato, chairman, president and chief executive officer, stated, “Sales for the quarter were slightly higher than the year earlier period. Military sales increased, particularly for the Apache helicopter program and various military electronics upgrade programs. Commercial sales were lower due to the decline in commercial aircraft build rates.”

Mr. Berenato continued, “We continue to focus our efforts on reducing costs to lessen the impact of pricing pressures and lower commercial build rates. At the same time, we are continuing our efforts to obtain higher level subassembly and subsystem work, and to identify compatible acquisition candidates for Ducommun Technologies.”

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Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2002 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended
	April 5, 2003	March 30, 2002
Net Sales	$55,041,000	$54,632,000

Operating Costs and Expenses:
Cost of Goods Sold	43,028,000	41,743,000
Selling, General & Administrative Expenses	6,983,000	6,459,000

Total	50,011,000	48,202,000

Operating Income	5,030,000	6,430,000
Interest Expense	(321,000)	(515,000)
Income Tax Expense	(1,601,000)	(2,130,000)

Income From Continuing Operations	3,108,000	3,785,000
Loss From Discontinued Operation, Net of Tax	—	(230,000)
Cumulative Effect of Accounting Change, Net of Tax	—	(2,325,000)

Net Income	$3,108,000	$1,230,000

Basic Earnings Per Share:
Income From Continuing Operations	$0.31	$0.39
Loss From Discontinued Operation, Net of Tax	—	(0.02)
Effect of Accounting Change, Net of Tax	—	(0.24)

Basic Earnings Per Share	$0.31	$0.13

Diluted Earnings Per Share:
Income From Continuing Operations	$0.31	$0.39
Loss From Discontinued Operation, Net of Tax	—	(0.02)
Effect of Accounting Change, Net of Tax	—	(0.24)

Diluted Earnings Per Share	$0.31	$0.13

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,873,000	9,703,000
Diluted	9,894,000	9,750,000

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